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Investor and analyst conference call presentation of NaPro BioTherapeutics, Inc. used August 26, 2003 at 10:00 AM (Eastern time)

        ROBERT COHEN:    Good morning and welcome to the NaPro Investor Call. My name is Bob Cohen and I am Vice President, Investor Relations of NaPro BioTherapeutics, Inc. Today we will discuss the announcement we made this morning regarding the sale of our paclitaxel business to Faulding Pharmaceutical, a subsidiary of Mayne Group Limited. We trust that everyone has had a chance to read the press release. With me today are Leonard Shaykin, our Chairman and CEO; Gordon Link, Senior Vice President and Chief Financial Officer; and Kai Larson, Vice President and General Counsel for NaPro.

        During today's call, Leonard will provide an overview of the transaction and then update you on our Gene Editing and Oncology programs. We will then open the call up for questions.

        Before we begin, Kai Larson will address some necessary legal matters.

        KAI LARSON:    Thank you, Bob.

        In connection with the proposed sale of assets to Faulding Pharmaceutical, NaPro will file a proxy statement with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read the proxy statement when it becomes available as it will contain important information about NaPro, the proposed transaction and related matters. Investors and security holders will have access to free copies of the proxy statement (when available) and other documents filed with the SEC by NaPro through the SEC web site at www.sec.gov. The proxy statement and related materials may also be obtained for free (when available) from NaPro by calling Robert Cohen at the Company at telephone number 212-218-8715.

        NaPro and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of NaPro's stockholders in connection with the proposed transaction is set forth in NaPro's proxy statement for its 2003 annual meeting of stockholders, dated May 23, 2003 and filed with the SEC on May 27, 2003. Additional information will be set forth in the proxy statement when it is filed with the SEC.

        The statements in this morning's news release and those made in this conference call today that are not historical facts are forward-looking statements that represent management's beliefs and assumptions as of today, based on currently available information. Forward-looking statements can be identified by use the of words such as "believes," "intends," "estimates," "may," "will," "should," "anticipated," "expected," "trusts," or comparable terminology or by discussions of strategy or future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties as to which there can be no assurance, including, but not limited to the risk that the transaction announced with Faulding may not close because it is not approved by stockholders, may not close for other reasons, or may be materially delayed, the costs of continuing development of any or all of the Company's development programs, the timing of when those programs will enter the clinic, the successful commercialization of the Company's platform technologies, the ability to obtain, maintain and enforce patents relating to the Company's technologies, the risk that developments in the Company's business will require new and unanticipated investment, the risk that the cash proceeds from the Faulding transaction, if realized, will not be sufficient to fund the Company's strategic plans for the development of new proprietary therapeutic candidates, the risk that the outcome of the discussions with TL Ventures regarding redemption of their debentures will reduce the proceeds available to us from the Faulding transaction, and other factors as described under the caption "Risk Factors" or "Special Note Regarding Forward-Looking Statements" in the Company's filings with the SEC. These risks, uncertainties and other factors may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

        ROBERT COHEN:    Thank you, Kai. With that let me turn this conference call over to Leonard Shaykin, Chairman and CEO of NaPro.

        LEONARD SHAYKIN:    Thank you Bob.

        Good morning everyone. We have assembled this call today to discuss our agreement, announced this morning, to sell our worldwide generic paclitaxel business. We are pleased to announce that the sale is to our oldest development and marketing partner, Faulding Pharmaceutical, Co., a subsidiary of the Mayne Group of Australia.

        Less than four months ago, on April 9th, we announced plans to sell our worldwide generic paclitaxel business. The Board of NaPro based that decision on its conviction, carefully considered, that the most promising long-term opportunity for the Company and its shareholders lies not in pursuing a generic pharmaceutical, manufacturing, strategy but rather in focusing on the development of novel proprietary therapies that address unmet clinical needs. Our focus will be in two primary areas: oncology, where we have expertise and a 10-year history of development, and "gene editing" therapeutics based upon the proprietary technology that we in-licensed three years ago and which is starting to show promise in addressing hereditary genetic disease.

        In consequence, in April 2003 we announced that we would be putting up for sale our worldwide paclitaxel business and engaged Wells Fargo Securities to act in our behalf to conduct a vigorous auction of the business. This morning we announced the results of that process, a sale of the business to Faulding Pharmaceutical, for $71.7 million in cash, plus all receivables on the books at closing. From the proceeds of that closing we will retire approximately $21.7 million of scheduled debt and payables to Abbott Laboratories netting us some $50 million plus the outstanding receivables at the closing. Our receivables balance at the end of the second quarter was about $8.1 million.

        The assets to be sold will include all of our bulk paclitaxel manufacturing assets, our yew plantations, our paclitaxel inventories, a substantial intellectual property portfolio, a worldwide registration dossier for paclitaxel, and worldwide development and supply agreements, and certain liabilities.

        We will retain, however, access to all of our intellectual property not related specifically to generic injectable paclitaxel. For example we will retain the right to make bulk paclitaxel for any use and in any formulation other than the current generic formulation of IV paclitaxel. We will further retain the rights to make any taxanes.

        We anticipate that this transaction will be placed before NaPro shareholders for a vote in the 4th quarter of this year and a consummation of the transaction, if positively voted upon, immediately thereafter.

        In a related transaction, we understand that Faulding has agreed to acquire the marketing and distribution rights for NaPro paclitaxel that Abbott owns for North America along with 2 million shares of NaPro common stock that it holds. We are very pleased that Faulding/Mayne Group is the acquirer of these assets; they have been a steadfast partner these past 10 years. Faulding knows this product well, and I wish them the very best.

        Upon the consummation of this sale, NaPro will exit the generic paclitaxel business and its development agreements with both Abbott and Faulding will terminate. We anticipate that NaPro will exit 2003 with up to $60 million in cash, a controllable burn rate prior to incurring clinical expenses, a seasoned pharmaceutical research, development and clinical team, and what we believe is an exciting pipeline of early oncology and genomic therapeutic products moving toward the clinic. All of us at NaPro are pleased with the terms of this agreement and look forward to it closing.

        Let me now turn briefly to these new programs. Our plan is that two of these programs should move into the clinic in 2004, depending on the pre-clinical results, our financial resources and related contingencies.

        As many of you know, we have two distinct classes of therapeutics under development at NaPro.

        Our first class of therapeutics under development at NaPro is our Oncology program, both targeted oncology moieties as well as non-targeted ones. Let me speak briefly about the non-targeted program first and then turn to the targeted program. The lead new chemical entity in our non-targeted program is a novel taxane that appears to be equal to or superior to paclitaxel in a wide range of in vitro cancer cell lines. More importantly, it appears to be significantly more effective in cell lines which exhibit multi-drug resistance to taxanes as well as significantly more effective in those cell lines with mutated tubulin. In essence, this compound, which has been under development at NaPro for some time now appears to be uniquely suited to taxane resistant tumors. All of us at NaPro are quite excited by the potential of moving this molecule into the clinic in both a targeted and non-targeted format.

        Let me now turn to our oncology targeting program. These new chemical entities build upon our 10-year experience with anti-cancer compounds. In this program we are linking chemotherapeutic agents with proprietary chemistry to small, natural and/or synthetic peptides, selected for their capacity to target and bind to a set of specific receptors in selected tumors. The goal of our targeting program is to develop therapeutics that can deliver anti-cancer compounds, both novel and generic, differentially to specific tumors or tumor types without the normal toxicity associated with general untargeted chemotherapeutic agents. NaPro has under development one class of these peptides that targets squamous cell tumors of the head and neck, and another that links peptides that bind to receptors that are differentially expressed in small cell lung, pancreatic and gastric cancers.

        We are designing these families of novel peptides linked to anti-tumor agents, because of their unique specificity, to be clinically more effective, and function at much lower doses, than non-linked versions of each anti-tumor drug. Our goal is to develop targeted molecules that will therefore have a better safety profile than their untargeted counterpart without losing, and hopefully enhancing, efficacy. Once demonstrated, this technology can, in principle, generate large families of novel second-generation versions of available anti-tumor agents each targeted to a specific tumor of choice. Our hope is to bring one or more of these proprietary new chemical entities either targeted or non-targeted into the clinic in 2004.

        Our second class of therapeutics is based upon our "gene-editing" platform which consists of proprietary modified versions of DNA, or oligonucleotides, designed to find and bind to one, and only one, sequence of base pairs within a genome. They provide a set of robust tools that match the precision and specificity of DNA itself, and provide a unique platform for the development of therapeutics addressing hereditary genetic disease.

        Our lead therapeutic program utilizing this technology is in Sickle Cell Disease.

        Sickle Cell Disease is caused by a single point mutation in the hemoglobin-beta gene found on chromosome 11. In people with Sickle Cell Disease, abnormal hemoglobin molecules—hemoglobin S—form long, rod-like sickle structures. Their shape causes these red blood cells to pile up and stick to one another, producing debilitating pain, severe infection, chronic anemia and eventually organ damage. The life expectancy is shortened by approximately 30 years for a Sickle patient.

        Our therapeutic approach aims to treat the disease at its basic genetic level. We treat hematopoietic progenitor cells isolated from Sickle Cell patients, with a proprietary oligonucleotide that corrects the defective hemoglobin gene, ex vivo. We then reintroduce the resulting "corrected"

progenitor cells back to the patient producing, hopefully, the required normal form of hemoglobin. Our program is an ex vivo cell therapy approach to this debilitating hereditary disease.

        The novelty of this technology, i.e., our "gene editing" technology, is that it does not rely upon the random insertion of any genetic material, nor does it employ a vector, viral or otherwise, to induce a genetic correction; it is specific—precise—to the individual base pair, causing the disease, and consequently, we believe, that as a therapy it will avoid the kinds of toxicity currently associated with traditional gene therapy.

        Sickle Cell Disease is the most common inherited blood disorder in the United States. Approximately 72,000 Americans have the disease. In the United States, Sickle Cell Disease is most prevalent among African Americans, about one in 12 African Americans and about one in 100 Hispanic Americans carry the sickle cell trait. World wide there are between 700,000 and 900,000 sickle sufferers and many more who are genetic carriers of the trait. The cost to the US healthcare system is estimated to be in excess of $500,000 for each sickle cell patient during his or her lifetime.

        As you can imagine, we are very excited about the potential to deliver a therapeutic advancement for these patients. But it is important that I emphasize here that our work in Sickle Cell Disease is still in its early stages, our therapeutic approach is both novel and unique to us, and there are still many hurdles before this therapy will be advanced in man. Unless and until we have convincing data that our approach will be both safe and effective, we will not advance it to the clinic. That said, we are very encouraged by our early work in this area and look forward to bringing this new technology to the clinic and then to market.

        Our second oligonucleotide therapy is directed toward Huntington's disease. Huntington's disease is a neurodegenerative disease that is specifically characterized by lethal aggregate formation in brain tissue. There is no cure for this fatal disease.

        NaPro's therapeutic approach here is to retard or possibly reverse the aggregation process through the use of our proprietary oligonucleotides which are designed to break up these protein aggregates in neural cells, thereby allowing the cells to survive.

        The early data from this program likewise is positive and exciting. At the American Society of Gene Therapy Annual Meeting this past June, we highlighted results from in vitro experiments which demonstrated that our oligonucleotides inhibited aggregation and extended the life of neuronal cells by approximately 40%.

        In the United States alone, about 30,000 people have Huntington's Disease. An additional 75,000 people carry the abnormal gene that will cause them to develop the disease and about 150,000 more are at risk of inheriting the disease from a parent. Once again, I want to emphasize that this science is very early, our therapeutic approach is both novel and proprietary to us, and would represent, if successful, a remarkable advance in a destructive neurological disease. Again, that said, our early work is very encouraging and we are looking forward to advancing this program carefully as additional data emerge.

        In conclusion, NaPro's corporate profile post the sale of our generic paclitaxel business will focus specifically on two therapeutic areas. The first, oncology—both targeted and non-targeted, proprietary new chemical entities and second, the treatment of inherited genetic disease employing our proprietary "gene editing" oligonucleotide platform. The proceeds from the sale of our generic paclitaxel business will provide us with the means to advance the most successful of these therapies into the clinic. Again, our programs are early but all of us at NaPro are excited by their potential to deliver long term value to our shareholders by providing novel therapeutic solutions for patients suffering from debilitating and life threatening disease.

        Before I open the call up for questions, let me say that I personally have never been as excited about the prospects for NaPro's future as I am today.

        We will now take questions, Operator.

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  Investor and analyst conference call presentation of NaPro BioTherapeutics, Inc. used August 26, 2003 at 10:00 AM (Eastern time)